As filed with the Securities and Exchange Commission on December 12, 1996
                                      Registration Statement No. 333-14819


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------
                                AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             BUSH INDUSTRIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   16-0837346
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                                One Mason Drive
                           Jamestown, New York 14702
                                 (716) 665-2000
--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Robert L. Ayres, Chief Financial Officer
                             Bush Industries, Inc.
                                One Mason Drive
                           Jamestown, New York 14702
                                 (716) 665-2000
--------------------------------------------------------------------------------
               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             Alan H. Aronson, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                        One S.E. 3rd Avenue, 27th Floor
                           Miami, Florida  33131-1704
                                 (305) 374-5600
--------------------------------------------------------------------------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        Calculation Of Registration Fee
--------------------------------------------------------------------------------
Title of each     Amount to be      Proposed         Proposed      Amount of
class of          registered (1)    maximum          maximum       registration
securities to                       offering price   aggregate     fee
be registered                       per share (2)    offering
                                                     price (2)
--------------------------------------------------------------------------------
Class A           153,689           $17.125          $2,631,924.13    $797.55
Common Stock,     shares
par value $.10
per share
--------------------------------------------------------------------------------
                         Total:                      $2,631,924.13    $797.55
--------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c), promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of securities to be offered or sold as a result of any adjustments for stock splits, stock dividends or similar events.
(2)   Estimated solely for the purpose of calculating the registration fee.
                            -----------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     (ii)

                             BUSH INDUSTRIES, INC.

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K

        Registration Statement                        Caption or
       Item Number and Caption                  Location in Prospectus
       -----------------------                  ----------------------
1.  Forepart of the Registration
    Statement and Outside Front Cover        Cover Page of Prospectus.
    Page of Prospectus.

2.  Inside Front and Outside Back            Inside Front and Outside Back
    Cover Pages of Prospectus.               Cover Pages of Prospectus.

3.  Summary Information, Risk Factors        Prospectus Summary;
    and Ratio of Earnings to Fixed           Summary Financial Information;
    Charges.                                 Risk Factors

4.  Use of Proceeds.                         Use of Proceeds.

5.  Determination of Offering Price.         Not Applicable.

6.  Dilution.                                Not Applicable.

7.  Selling Securityholders.                 Selling Securityholders.

8.  Plan of Distribution.                    Selling Securityholders.

9.  Description of Securities to be          Not Applicable.
    Registered.

10. Interests of Named Experts and           Legal Opinion.
    Counsel.

11. Material Changes.                        Not Applicable.

12. Incorporation of Certain                 Incorporation of Documents by
    Information by Reference.                Reference.

13. Disclosure of Commission Position        Not Applicable.
    on Indemnification for Securities
    Act Liabilities.

                PRELIMINARY PROSPECTUS, DATED DECEMBER 12, 1996
                             SUBJECT TO COMPLETION

                             --------------------
                             BUSH INDUSTRIES, INC.
             153,689 Shares of Class A Common Stock, $.10 par value

      This Prospectus relates to 153,689 shares of Class A Common Stock, par value $.10 per share (the "Common Stock"), of Bush Industries, Inc., a Delaware corporation (the "Registrant" or the "Company"). All of the shares of Class A Common Stock offered hereby are to be sold by certain security holders of the Company (the "Selling Securityholders"). The Company will not receive any of the proceeds from any of the shares sold by the Selling Securityholders, except that one of the Selling Securityholders may use a portion of such proceeds to repay a current outstanding loan to the Company in the principal amount of not more than $125,000. See "Selling Securityholders".

      The Company will pay all the expenses of this offering. The Selling Securityholders, however, will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their shares of Class A Common Stock and their respective legal expenses. The shares of Class A Common Stock may be sold by Selling Securityholders directly or through underwriters, dealers or agents in market transactions or in privately-negotiated transactions. See "Plan of Distribution".

      The Class A Common Stock is listed on the New York Stock Exchange under the symbol "BSH." On December 10, 1996, the closing price of the Class A Common Stock was $17 3/4 per share.

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" COMMENCING ON PAGE 8.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1996

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367; Suite 1400, 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act") with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

      The Company's Common Stock is listed on the New York Stock Exchange under the symbol "BSH." All of the reports required to be filed by the Company with the New York Stock Exchange and other information concerning the Company can be inspected at 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended December 30, 1995, and (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 28, 1996, June 29, 1996, and March 30, 1996. Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of this offering to which this Prospectus relates, shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to the Company's Treasurer, at the principal executive offices of the Company at One Mason Drive, Jamestown, New York 14702, telephone (716) 665-2000.

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the detailed information, financial statements and related notes both appearing in and incorporated by reference elsewhere in this Prospectus. Each investor is urged to read this Prospectus in its entirety. Investors should carefully consider the information set forth under the heading "Risk Factors".

                                  The Company

      Bush Industries, Inc. (the "Company" or the "Registrant"), and through its subsidiaries, is primarily engaged in the design, manufacture and sale of ready-to-assemble ("RTA") furniture products in various price ranges for both business and consumer use. The Company also designs, manufactures and sells assembled furniture. The Company's RTA furniture product line includes audio/video home entertainment centers, home theater furniture systems, audio cabinets, television/VCR carts, room dividers, wall units, bookcases, bedroom and kitchen/utility furniture, microwave carts, computer desks and workstations, hutches, printer stands, double pedestal executive desks, credenzas, storage armoires and file cabinets. The Company's assembled products include home entertainment centers, home theater furniture systems, and furniture for the home and commercial office.

      The Company's varied RTA furniture product line is designed for ease of assembly, so that such products can be readily assembled by following simple, easy to read diagramed instructions, contained with each RTA product sold. In addition, the Company maintains a toll free number to assist consumers with any questions with respect to the assembly of any product.

      The Company was incorporated under the laws of the State of Delaware on February 5, 1985. The Company was a successor to a corporation of the same name incorporated under the laws of the State of New York in 1959.

      In January 1994, the Company expanded its operations with the acquisition of approximately 450,000 square feet of manufacturing and warehouse space in Jamestown, New York. In 1995, the Company began the first phase of a two phase expansion program which will ultimately include a new approximately one million square-foot manufacturing and distribution facility in Erie County, Pennsylvania, which is about 50 miles west of the Company's main manufacturing complex in Jamestown, New York. The first phase of this expansion, or approximately 500,000 square feet, is completed and, in April 1996, replaced the Company's leased distribution and warehouse facility in Saybrook, Ohio. Construction of the second phase of the expansion program, for an additional approximately 500,000 square feet commenced in the second quarter of 1996, and the Company took possession of approximately one-half of the second phase in the third quarter of 1996 and expects the balance to be substantially completed in the fourth quarter. Manufacturing capacity, incorporating newly developed advanced technology, will be added to this facility as demand requires, with the first equipment installation currently underway.

      As of May 30, 1996, the Company consummated the purchase of a majority interest in The Color Works, Inc., a North Carolina corporation, for $5,481,603, payable principally in the Company's Class A Common Stock, as described below. The Color Works, Inc., a North Carolina based finishing and decorating firm, holds the master license to the "HydroGraFix" film processing technology in North and South America, Central Europe and South Africa. Such technology involves three-dimensional dipping and color decorating of various substrate materials. Pursuant to the terms of a stock purchase agreement, the Company acquired approximately 67.1% of the issued and outstanding capital stock of The Color Works, Inc. for an aggregate 197,753 shares of the Company's Class A Common Stock and a cash payment of $826,692. In addition, on September 25, 1996, the Company acquired the remaining issued and outstanding capital stock of The Color Works, Inc. not previously acquired by the Company, for, among other things and subject to an adjustment, an aggregate 153,689 shares of the Company's Class A Common Stock. The shares that were issued in connection with such acquisition consummated on September 25, 1996 are being registered hereunder for the benefit of the Selling Securityholders. In addition, the Company had previously included an aggregate 197,753 shares of the Company's Class A Common Stock in a registration statement, filed with and declared effective by the Securities and Exchange Commission that were issued in connection with the initial purchase of a majority interest in The Color Works. See "Selling Securityholders".

      The Company's principal place of business is located at One Mason Drive, Jamestown, New York 14702 (716-665-2000).

                                 The Offering

Shares of Class A Common Stock
offered by Selling Securityholders              153,689 shares

Number of Selling Securityholders               3 persons

Number of Shares of Class A Common
Stock outstanding before the                    9,647,721 shares (1)
Offering

Number of Shares of Class A Common
Stock outstanding after the Offering            9,647,721 shares (1)

Gross Proceeds to the Company                   None.  See "Use of Proceeds" (2)

Risk Factors                                    The offering involves certain
                                                risks. See "Risk Factors".

New York Stock Exchange symbol                  "BSH"

(1) Excludes the issuance of an aggregate 3,855,365 shares of Class A Common Stock issuable upon conversion of a like number of outstanding shares of the Company's Class B Common Stock, par value $.10 per share. In addition, excludes up to an aggregate 1,926,886 shares of Class A Common
Stock issuable upon the exercise of outstanding stock options granted outside a plan or under the Company's 1985 Stock Plan and 1985 Incentive Stock Option Plan. Also excludes up to an aggregate 375,000 shares of Class A Common Stock issuable upon the grant of shares or upon the exercise of options to be granted and/or currently outstanding under the Company's 1995 Stock Plan.

(2) The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except that one of the Selling Securityholders may use a portion of such proceeds to repay a current outstanding loan to the Company in the principal amount of not more than $125,000. See "Selling Securityholders."

                            SUMMARY FINANCIAL DATA

     The following summary financial data of the Company for the 1991 through 1995 fiscal years and for the interim periods listed below have been derived from the Consolidated Financial Statements of the Company. This summary financial data should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein.

                                          (In Thousands, except share and per share data)
                                          -----------------------------------------------
                                 Thirty-Nine                                      Fiscal Year Ended
                        September 28,    September 30,
                           1996              1995          1995           1994           1993           1992          1991
----------------------------------------------------------------------------------------------------------------------------
Earnings
Data (1)
Net Sales.............     $183,870       $154,702      $220,014        $213,216       $170,285       $127,990      $126,459

Earnings Before
Income Taxes..........      $20,969        $12,622       $20,744         $19,842        $11,908         $4,569        $4,249

Net Earnings..........      $13,056         $7,637       $12,550         $12,004         $7,145         $2,771        $2,405

Earnings Per Share
     Primary..........        $0.93          $0.58         $0.95           $0.86          $0.55          $0.21         $0.19
     Fully Diluted....        $0.93          $0.57         $0.91           $0.86          $0.55          $0.21         $0.19

Weighted Average
Shares Outstanding
     Primary..........   14,025,638     13,243,082    13,270,543      14,012,071     13,021,512     13,041,012    12,870,270
     Fully Diluted....   14,025,638     13,281,912    13,841,191      14,012,071     13,045,116     13,042,845    12,936,207

Balance Sheet
Data
Working Capital.......      $33,421        $29,746       $24,018         $34,421        $26,903        $23,634       $11,130

Net Plant, Property
and Equipment.........      $74,417        $39,088       $49,616         $34,417        $29,041        $27,524       $28,835

Total Assets..........     $147,795        $96,256      $102,606        $100,958        $83,522        $72,161       $78,017

Long-term Debt........      $36,738        $11,012       $15,031         $16,774        $16,108        $18,809       $10,284

Stockholders'
Equity................      $79,139        $58,435       $59,113         $52,265        $39,938        $31,852       $29,249

---------------------

(1) Earnings per share and the number of weighted average Class A and Class B Shares of Common Stock outstanding have been adjusted to reflect the 3-for-2 stock split effectuated in the form of a fifty percent dividend paid on June 28, 1996 to stockholders of record as of June 14, 1996; the 5-for-4 stock split effectuated in the form of a twenty-five percent dividend paid on January 20, 1995 to stockholders of record as of January 6, 1995; and the 3-for-2 stock split effectuated in the form of a fifty percent dividend paid on January 7, 1994 to stockholders of record as of December 20, 1993.

                                 RISK FACTORS

     An investment in the shares of Class A Common Stock offered hereby involves a certain degree of risk. Therefore, in evaluating the Company and its business prospects, prospective investors should carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus before purchasing shares of Class A Common Stock in this offering.

     Financial Conditions; Results of Operations. Although the Company achieved record third quarter sales for the 13 week period ending September 28, 1996, no assurance can be given that the Company will be able to sustain such record growth in the future. In addition, although the Company achieved seven consecutive years of increased sales, no assurance can be given that such trend will continue. The Company's results of operations are affected by numerous factors, many of which are beyond the control of the Company. These factors include general business and economic conditions, factors generally affecting consumer spending, and factors generally affecting the level of retail sales.

     New Product Development. The Company's results of operations depend, in part, upon its continued ability to develop, market and launch new products in the RTA furniture industry. New products must be developed, tested and manufactured on a cost-effective basis before such products can be successfully marketed. The development and marketing process is time consuming and costly. Although the Company expends time and resources to develop products in an effort to satisfy changing consumer demand, no assurance can be given that new products can be developed on a cost-effective basis to meet such consumer demand. In addition, no assurance can be given that any new products developed would be commercially accepted.

     Competition. The Company competes with numerous companies that manufacture, sell and distribute RTA furniture. Some of these companies have greater assets and possess greater financial resources than the Company.

     Dependence on Principal Customer. For the fiscal year ended December 30, 1995, the Company had one customer, which accounted for approximately 14% of the Company's total gross sales. No other single customer accounted for more than 10% of the Company's total gross sales. While the loss of any substantial customer could have a material short-term impact on the Company's business, the Company believes that its diverse distribution channels would minimize the long-term impact of any such loss.

     Sources and Availability of Raw Materials. The Company purchases the raw materials used in the manufacture of its furniture product lines from various sources located throughout the United States and abroad. Although the Company believes that none of the materials required for its core manufacturing operations are proprietary in nature and that an adequate supply of raw materials is available from multiple sources, no assurances can be given that shortages in these raw materials will not occur in the future.

     Reliance on Executive Officers and Key Employees. The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with certain of its executive officers. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company.

     Price Volatility of Stock Market. The market price of the Class A Common Stock is subject to significant fluctuations. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Company's Class A Common Stock.

     Credit Facility Restrictions; Future Availability. The Company has a $85 million revolving line of credit with Mellon Bank, N.A. and other lending institutions. The agreement governing the line of credit contains covenants that impose limitations on the Company, and requires the Company to be in compliance with certain financial ratios. If the Company fails to make required payments, or if the Company fails to comply with the various covenants contained in its agreement, the lender may be able to accelerate the maturity of such indebtedness. As of September 28, 1996, the Company was in compliance with the required financial ratios and the Company believes that it is presently in compliance with all other covenants under this agreement. The revolving line of credit agreement expires on July 31, 2000.

     Environmental Compliance. In November 1995, the Company was notified by the New York State Department of Environmental Conservation ("DEC") of an alleged violation of a certain environmental regulation concerning the presence of contaminates in the groundwater, including trichloroethene ("TCE"), beneath the Company's plant located in Little Valley, New York. Based on available data, the Company believes that there is no conclusive evidence that its plant is the source of such contamination, nor has the Company ever used TCE in its manufacturing operations. The Company has proposed to the DEC in a "Statement of Work", certain monitoring and testing procedures to be undertaken by the Company to obtain more reliable data as to the extent and sources of the TCE contamination. Such "Statement of Work", if acceptable to the DEC, may form the basis of an Order On Consent with the DEC with respect to those measures to be undertaken by the Company. As of this date, the DEC is still reviewing the Company's proposed "Statement of Work." On June 17, 1996, an approximate five-mile area in Little Valley, New York was added to the federal Superfund national priorities list, and with respect thereto, no potentially responsible parties have been identified as of the date hereof. The Company is in the process of responding to a request for information from the United States Environmental Protection Agency (the "EPA"), relating to the Company's Little Valley, New York property. No assurance can be given that the Company's response will be sufficient for the EPA, or that the EPA will not pursue further inquiries. Although no assurance can be given, the Company believes that its operations will not be adversely affected by the foregoing. The Company has also become aware of the possible presence of certain levels of contaminates on the Greensboro, North Carolina property owned by The Color Works, Inc., a North Carolina corporation, of which the Company recently became the sole stockholder. The Company has been indemnified to a certain extent by the former shareholders of The Color Works, Inc., which include certain of the Selling Securityholders hereunder, and James H. Peeples, a Selling Securityholder hereunder, and has procured a $20,000,000 environmental insurance policy relating thereto. In the unlikely event any such environmental costs are not covered by such indemnification or insurance, the Company may be responsible for certain costs. However, based on an initial assessment of the situation, the Company believes, although no assurance can be given, that the Company's operations will not be materially adversely affected by the foregoing.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Class A Common Stock being offered by the Selling Securityholders hereunder, except that one of the Selling Securityholders may use a portion of such proceeds to repay a current outstanding loan to the Company in the principal amount of not more than $125,000.

                            SELLING SECURITYHOLDERS


                                                                Number of
                                  Number of                    Shares (and
                                 Shares Owned   Number of     percentage of
                                   Prior to     Shares to     Shares) After
                                   Offering      be Sold         Offering
                                 ------------  -----------   ---------------
James H. Peeples (3)                61,262       61,262(1)            0
Anne G. Peeples (3)                 11,066        4,391         6,675(2)(4)
The Peeples Family Trust (3)        93,926       88,036         5,890(2)(4)


(1) Said shares are being held in escrow pursuant to the terms of a pledge agreement, entered into by and between the Company and Mr. Peeples to secure the repayment of the principal amount of a current outstanding loan made by the Company to Mr. Peeples, plus accrued interest, which principal amount of such loan is not to exceed $125,000.
(2) Represents shares which have been included for resale by such Selling Securityholder under a registration statement filed by the Company and declared effective by the Securities and Exchange Commission on August 30, 1996.
(3) Anne G. Peeples and James H. Peeples are the trustees of The Peeples Family Trust. Anne G. Peeples is the mother of James H. Peeples.
(4)  Less than one percent.

                             PLAN OF DISTRIBUTION

     The distribution of the shares of Class A Common Stock by the Selling Securityholders may be effectuated from time to time in one or more transactions (which may involve block transactions), on the New York Stock Exchange, or on any exchange on which the shares of Class A Common Stock may then be listed, in negotiated private transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices or at negotiated prices. The Selling Securityholders may effectuate such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of shares of Common Stock for whom they may act as agent (which compensation may be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Class A Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and the commissions received by them and any profit on the resale of such shares might be deemed to be underwriting discounts or commissions under the Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Class A Common Stock against certain liabilities including liabilities arising under the Act.

                                    EXPERTS

     The financial statements as of December 30, 1995 and December 31, 1994 and for each of the three fiscal years in the period ended December 30, 1995 incorporated by reference in this Prospectus have been audited by Deloitte & Touche, LLP, independent auditors as stated in their reports incorporated by reference herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     Akerman, Senterfitt & Eidson, P.A., Miami, Florida, has acted as counsel to the Company in connection with the Registration Statement and has rendered an opinion as to the validity of the shares of Common Stock offered hereby.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the Offering:


                                            Amount*
                                            -------
SEC Registration Fee...................    $   797.55
Printing and Engraving.................      1,000.00
Legal Fees and Expenses................      5,000.00
Accounting Fees and Expenses...........      5,000.00
Blue Sky Fees and Expenses.............        500.00
Miscellaneous..........................      1,000.00
   Total...............................    ----------

                                           $13,297.55
                                           ==========

-----------------
* Estimated, except SEC Registration Fee.

Item 15.  Indemnification of Directors and Officers.

          In accordance with the provisions of the General Corporation Law of the State of Delaware (the "Act"), Article VI of the Registrant's Bylaws requires indemnification of Directors and Officers of the Company to the fullest extent provided by Section 145 of the Act, and also provides that such rights to indemnification are not exclusive of any other right to which Directors and Officers may otherwise be entitled.

          In addition to the above-described provisions, Section 145 of the Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he acted in good faith, and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a person in respect of a claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification or such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145 of the Act requires a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred by him when he is successful in his defense on the merits or otherwise.

          Further, the Registrant has adopted a charter provision pursuant to Delaware law which purports to limit the liability of Directors for monetary damages.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits
          --------

     5.1 Opinion of Akerman, Senterfitt & Eidson, P.A., as to the legality of the securities being offered hereby.*

     23.1 Consent of Akerman, Senterfitt & Eidson, P.A. (included as part of
          Exhibit 5.1).*

     23.2 Consent of Deloitte & Touche, LLP, independent certified public accountants.


     *  Previously filed.

     (b)  Financial Statement Schedules
          -----------------------------

     All schedules are omitted because they are not applicable, or not required because the required information is included in the Consolidated Financial Statements or notes thereto.

Item 17.  Undertakings.

     (A)    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) For the purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jamestown, State of New York, on this 10th day of December, 1996.

                                BUSH INDUSTRIES, INC.
                                ------------------------------------------------
                                Registrant


                                By:   /s/ Paul S. Bush
                                   ---------------------------------------------
                                   Paul S. Bush, Chairman of the Board of
                                   Directors, President and Chief Executive
                                   Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signature                Title                               Date
   ---------                -----                              ----

/s/ Paul S. Bush        Chairman of the Board of             December 10, 1996
----------------------  Directors, President and
Paul S. Bush            Chief Executive Officer


/s/ Robert L. Ayres     Executive Vice President, Chief      December 10, 1996
----------------------  Operating Officer, Chief Financial
Robert L. Ayres         Officer and Director


/s/ Lewis H. Aronson    Vice President of Corporate          December 10, 1996
----------------------  Development and Director
Lewis H. Aronson


/s/ Douglas S. Bush     Vice President of Merchandising
----------------------  and Director                         December 10, 1996
Douglas S. Bush


--------------------------------------------------------------------------------


   Signature                Title                               Date
   ---------                -----                               ----

/s/ Gregory P. Bush     Vice President of Administration     December 10, 1996
----------------------  and New Business Development
Gregory P. Bush         and Director


/s/ Donald F. Hauck     Senior Vice President and            December 10, 1996
----------------------  Director
Donald F. Hauck


/s/ David G. Messinger  Senior Vice President of Sales       December 10, 1996
----------------------  and Marketing and Director
David G. Messinger


/s/ Jerald D. Bidlack   Director                             December 10, 1996
----------------------
Jerald D. Bidlack


/s/ Paul A. Benke       Director                             December 10, 1996
----------------------
Paul A. Benke


/s/ Robert E. Hallagan  Director                             December 10, 1996
----------------------
Robert E. Hallagan
